CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of Oppenheimer Gold & Special Minerals Fund:

We consent to the use of our reports dated August 16, 2012, with respect to the financial statements and financial highlights of Oppenheimer Gold & Special Minerals Fund and Oppenheimer Gold & Special Minerals Fund (Cayman) Ltd., incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                         /s/ KPMG LLP

Denver, Colorado

October 23, 2012